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                                                         Exhibit 2.3



                           VOTING AGREEMENT


      This Voting Agreement dated as of October 29, 1997, is entered into between Mercantile Bancorporation Inc. ("Mercantile"), and the undersigned director and stockholder ("Stockholder") of Homecorp, Inc. ("Homecorp").

      WHEREAS, Homecorp and Mercantile have proposed to enter into an Agreement and Plan of Merger (the "Agreement"), dated as of today, which contemplates the acquisition by Mercantile of 100% of the capital stock of Homecorp (collectively, the "Homecorp Stock") by means of a merger between Homecorp and Mercantile's subsidiary, Ameribanc, Inc. (the "Merger"); and

      WHEREAS, Mercantile is willing to expend the substantial time, effort and expense necessary to implement the Merger, only if Stockholder enters into this Voting Agreement; and

      WHEREAS, the undersigned stockholder of Homecorp believes that the Merger is in his best interest and the best interest of Homecorp;

      NOW, THEREFORE, in consideration of the premises, Stockholder hereby agrees as follows:

      1.    Voting Agreement.  Stockholder shall vote all of the shares of
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Homecorp Stock he now owns or hereafter acquires, in favor of the Merger at the meeting of stockholders of Homecorp to be called for the purpose of approving the Merger (the "Meeting").

      2.    No Competing Transaction.  Stockholder shall not vote any of his
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shares of Homecorp Stock in favor of any other merger or sale of all or substantially all the assets of Homecorp to any person other than Mercantile or its affiliates until closing of the Merger, termination of the Agreement or abandonment of the Merger by the mutual agreement of Homecorp and Mercantile, whichever comes first.

      3.    Transfers Subject to Agreement.  Stockholder shall not transfer
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his shares of Homecorp Stock unless the transferee, prior to such transfer, executes a voting agreement with respect to the transferred shares substantially to the effect of this Voting Agreement and satisfactory to Mercantile.

      4.    No Ownership Interest.  Nothing contained in this Voting
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Agreement shall be deemed to vest in Mercantile any direct or indirect ownership or incidence of ownership of or with respect to any shares of Homecorp Stock. All rights, ownership and economic benefits of and relating to the shares of Homecorp Stock shall remain and belong to Stockholder and Mercantile shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Homecorp or exercise any power or authority to direct Stockholder in the voting of any of his shares of Homecorp Stock, except as otherwise expressly provided herein, or the performance of his duties or responsibilities as a director of Homecorp.

      5.    Evaluation of Investment.  Stockholder, by reason of his
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knowledge and experience in financial and business matters and in his capacity as a director of a financial institution, believes himself capable of evaluating the merits and risks of the potential investment in common stock of Mercantile, $0.01 par value ("Mercantile Common Stock"), contemplated by the Agreement.



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      6.    Documents Delivered.  Stockholder acknowledges having reviewed
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the Agreement and its attachments and that reports, proxy statements and other information with respect to Mercantile filed with the Securities and Exchange Commission (the "Commission") were, prior to his execution of this Voting Agreement, available for inspection and copying at the Offices of the Commission and that Mercantile delivered the following such documents to
Homecorp:

            (a) Mercantile's Annual Report on Form 10-K for the year ended December 31, 1996;

            (b) Mercantile's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and

            (c) Mercantile's Current Reports on Form 8-K dated April 25, 1997, May 13, 1997, July 1, 1997 and September
                      25, 1997 and Current Report on Form 8-K/A dated May 22, 1997.

      7.    Amendment and Modification.  This Voting Agreement may be
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amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Stockholder and Mercantile.

      8.    Entire Agreement.  This Voting Agreement evidences the entire
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agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Agreement. This Voting Agreement supersedes any agreements among Homecorp and its stockholders concerning the Merger, disposition or control of the stock of Homecorp.

      9.    Severability.  The parties agree that if any provision of this
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Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

      10.   Counterparts.  This Voting Agreement may be executed in two
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.   Governing Law.  The validity, construction, enforcement and
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effect of this Voting Agreement shall be governed by the internal laws of the
State of Missouri, without regard to its conflict of laws principles.

      12.   Headings.  The headings for the paragraphs of this Voting
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Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.

      13.   Termination.  This voting agreement shall terminate upon the
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consummation of the Merger or upon termination of the Agreement, whichever comes first.


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      14.   Successors.  This Voting Agreement shall be binding upon and
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inure to the benefit of Mercantile and its successors, and Stockholder and
Stockholder's spouse and their respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Voting Agreement shall survive the death or incapacity of Stockholder. This agreement may be assigned by Mercantile only to an affiliate of Mercantile.


                                    MERCANTILE BANCORPORATION INC.



                                    By:
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                                         John W. Rowe, Executive Vice President
                                         Mercantile Bank National Association
                                         Authorized Officer



                                    STOCKHOLDER




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